EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) between Cellular Dynamics International, Inc., a Wisconsin corporation (the “Company”), and [Robert Palay] (the “Executive”) is entered into as of _________ __, 2013 (the “Effective Date”). In consideration of the covenants contained herein, the parties agree as follows:
1.    Employment. The term of Executive’s employment by the Company under this Agreement will begin on the Effective Date, and will continue, subject to earlier termination as provided in Section 4 hereof, until December 31, 2015, unless earlier terminated pursuant to Section 4 hereof; provided, however, that such term shall automatically be extended as of each January 1st commencing January 1, 2016, for one additional year unless either the Company or Executive shall have terminated this automatic extension provision by written notice to the other party at least 90 days prior to the automatic extension date. The term of employment in effect from time to time hereunder is hereinafter called the “Employment Period.”
2.    Position and Duties. During the Employment Period, Executive shall serve as the [Chairman and Chief Executive Officer] of the Company and shall have the duties, responsibilities and authority of an executive serving in such positions, subject to the direction of the Board of Directors of the Company (the “Board”). Executive shall have the titles of [Chairman and Chief Executive Officer] and shall report to the Board. Executive shall be appointed to serve as a member of the Board. At each annual meeting of the Company’s stockholders during the Employment Period, the Company shall nominate Executive to serve as a member of the Board, with such Board service subject to any required stockholder approval. During the Employment Period, Executive shall devote his full business time and efforts to the business and affairs of the Company and its subsidiaries. Notwithstanding the foregoing, during his employment, Executive may devote reasonable time to activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, management and oversight of his family investments and similar types of activities, to the extent that such other activities are not competitive with the Company, do not violate the provisions of Sections 5 and 6 below or otherwise conflict in any material way with the time necessary to fulfill his obligations hereunder to the business of the Company and provided further that (i) with respect the management and oversight of family investments, these activities will be conducted in a manner and to the extent generally consistent with Executive’s prior practice during the period he has been employed full-time with the Company and (ii) Executive will not serve on the board of directors of a for-profit enterprise other than the Company without prior approval of the Board.
3.    Compensation and Benefits. (a) Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $475,000 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Base Salary shall be reviewed for increases by the Board in good faith, based upon Executive’s performance, not less often than annually. The term “Base Salary” shall refer to the Base Salary as so increased by the Board.

(b)    Annual Incentive Compensation. Commencing in calendar year 2013, Executive shall be eligible to participate in Company’s annual incentive compensation program (the “Annual Incentive Program”), with a minimum target annual bonus (the “Target Bonus”) established by the Compensation Committee of the Board (the “Compensation Committee”) for each year in which Executive participates in the Annual Incentive Program; provided, however, Executive’s Target Bonus shall be no less than, but may be greater than, the highest Target Bonus established for other senior executives of the Company. The actual amount of the annual bonus earned by and payable to Executive in any year shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee of the Board and communicated to Executive, and shall be subject to such other terms and conditions of the Company’s Annual Bonus Program as in effect from time to time.
(c)    Equity Compensation. During the Employment Period, Executive shall be eligible for equity compensation awards under the Company’s 2013 Equity Incentive Plan or such other plans as may be maintained by the Company from time to time, in such amounts and subject to such terms as shall be commensurate with awards granted to other senior executives of the Company.

(d)	Other Benefits.
(i)    Savings and Retirement Plans. Except as otherwise limited by applicable law, Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other senior executives of Company, in accordance with the terms of the plans, as may be amended from time to time.
(ii)    Welfare Benefit Plans. Except as otherwise limited by applicable law, Executive and/or his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executives of Company, in accordance with the terms of the plans, as may be amended from time to time; provided, however, consistent with the arrangements in effect between the Company and Executive on the date of this Agreement, Executive shall receive monthly reimbursements of health insurance premiums paid by Executive for health insurance coverage of Executive and his family.
(iii)    Vacation. Executive shall be entitled to paid vacation time consistent with the applicable policies of Company as in effect from time to time, but in any event no less than four weeks of such vacation per year.
(iv)    Fringe Benefits. Except as otherwise limited by applicable law, Executive shall be entitled to such fringe benefits as may be available generally to other senior executives of Company.

(v)    Legal Fees. Company shall reimburse Executive for any reasonable legal fees and expenses incurred by Executive in connection with the review of this Agreement and any documents ancillary thereto.
(vi)    Business Expenses. Subject to Section 16, Executive shall be reimbursed for all reasonable travel and other expenses incurred in the performance of Executive’s duties on behalf of Company.
4.    Termination of Employment. (a)  The Employment Period shall end upon the first to occur of: (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) termination of Executive’s employment by the Company on account of Executive’s having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six consecutive months (“Termination for Disability”); (iii) termination of Executive’s employment by the Company for Cause (as defined in Exhibit A attached hereto) (“Termination for Cause”); (iv) termination of Executive’s employment by the Company other than a Termination for Disability or a Termination for Cause (“Termination Without Cause”); (v) Executive’s death; (vi) termination of Executive’s employment by Executive for Good Reason (as defined in Exhibit A attached hereto) (“Termination for Good Reason”); or (vii) termination of Executive’s employment by Executive for any reason other than Good Reason (“Termination by Executive without Good Reason”).
(b)    If the Employment Period ends for any reason set forth in Section 4(a), except as otherwise provided in this Section 4, Executive shall cease to have any rights to salary, bonus (if any) or benefits hereunder, other than (i) payment of unpaid Base Salary through and including the date of termination or resignation (which shall be paid on the next regularly scheduled payroll date), (ii) Executive’s business expenses that are reimbursable pursuant to Section 3(d) but have not been reimbursed by the Company as of the date of termination, (iii) Executive’s annual bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs, if such bonus has not been paid as of the date of termination (except that Executive shall not be eligible to receive such prior year bonus in the event of a Termination for Cause ), (iv) any accrued vacation pay to the extent not theretofore paid, and (v) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (“Accrued Compensation and Benefits”).
(c)    If the Employment Period ends on account of Termination without Cause, Termination for Good Reason, Termination for Disability or due to the Company’s non-renewal of the term of the Agreement pursuant to a notice of non-renewal delivered by the Company pursuant to Section 1 of this Agreement (a “Company Non-Renewal”), Executive shall receive two times the sum of (A) Executive’s Base Salary at the time of termination (or, in the event of a Termination for Good Reason, the Base Salary prior to the event constituting Good Reason if such Base Salary is higher than the Base Salary at the time of termination) plus (B) Target Bonus at the time of termination (the “Severance Payment”); provided, however, in the event of a Termination for Disability, the Severance Payment shall be reduced by any disability payments that Executive is entitled to receive from the Company (or a policy provided by the Company) for the 24-month period beginning with the month after Termination for Disability. In addition,

Executive shall receive (i) an annual bonus for the year in which the terminations occurs, determined based on actual performance during such year and prorated for the period during the year in which Executive was employed by the Company, payable in accordance with the terms of the Annual Incentive Program and at the same time annual bonuses are paid to other senior executives of the Company, (ii) accelerated vesting of all Company equity awards granted in 2013 and all Company equity awards outstanding as of Effective Date, and, in the case of stock options, such options shall remain exercisable until the earlier to occur of (A) the fifth anniversary of the date of termination of employment (or, if termination of employment occurs after the second anniversary of the Effective Date, the third anniversary of the date of termination of employment) and (B) the expiration date of such option as specified in the option award agreement, and (iii) an additional severance benefit calculated by the Company equal to (A) the cost of monthly health insurance premiums (determined as of the effective date of termination of employment) multiplied by (B) 24. Subject to Section 16, such Severance Payment and the health insurance premium reimbursements shall be paid in a lump sum payment on the sixtieth day following the termination of employment date. As a condition to Executive’s receipt of the post-employment payments and benefits set forth in this Section 4(c), Executive must execute, return, not rescind and comply with a commercially reasonable written release agreement in a form acceptable to the Company.
(d)    If, (i) during the one year period following a Change of Control, Executive’s employment is terminated due to a Termination Without Cause, a Termination for Good Reason or a Company Non-Renewal, or (ii) during the 90-day period preceding a Change of Control, the Executive’s employment is terminated due to a Termination Without Cause in anticipation of a Change of Control transaction that the Board is actively considering and that is ultimately consummated, Executive shall receive the benefits set forth in Section 4(c), except that (1) in lieu of the Severance Payment and health insurance premium reimbursements described in Section 4(c), Executive shall receive three times (two times in the event such termination of employment occurs after the third anniversary of the Effective Date) the sum of (A) Executive’s Base Salary at the time of such termination of employment or Change of Control, whichever Base Salary level is greater, plus (B) the Target Bonus at the time of such termination of employment or Change of Control, whichever Target Bonus level is greater and (2) the monthly health care premiums shall be multiplied by 36 (24 in the event such termination of employment occurs after the third anniversary of the Effective Date) (the “CIC Severance Payment”). Subject to Section 16, any CIC Severance Payment pursuant to this Section 4(d) shall be paid in a lump sum payment on the sixtieth day following the termination of employment date or, in the case of a termination of employment prior to a Change of Control, the sixtieth day following the date of the consummation of the Change of Control. As a condition to Executive’s receipt of the post-employment payments and benefits set forth in this Section 4(d) (including the acceleration of equity award vesting and extension of period to exercise options), Executive must execute, return, not rescind and comply with a commercially reasonable written release agreement in a form acceptable to the Company.
(e)    Notwithstanding the foregoing, if any portion of the CIC Severance Payment required to be paid under Section 4(d), when considered either alone or with other payments or benefits paid or imputed to Executive from the Company (including the value of the accelerated vesting of equity awards, as valued pursuant to guidance issued under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Total Payments”) would be deemed “excess parachute payments” under Section 280G(b)(1) of the Code, as determined by the Company, with the assistance of a nationally recognized accounting firm acceptable to Executive, then the Total Payments shall be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” (as defined in Section 280G(b)(3) of the Code) (the “Reduced Amount”). Notwithstanding the foregoing, such reduction shall not apply if the Executive would net more, on an after-tax basis compared with the net after-tax amount of the Reduced Amount, by not reducing the Total Payments and paying the golden parachute excise tax computed under Section 4999 of the Code with respect to the Total Payments. Any such reduction shall occur in the following order: (i) by eliminating the acceleration of vesting of any stock options for which the exercise price exceeds the fair market value (and if there is more than one option award so outstanding, then the acceleration of the vesting of the most “under water” option shall be reduced first, and so-on); (ii) by reducing the CIC Severance Payment; (iii) by reducing the payments of any restricted stock, restricted stock units, performance awards or similar equity-based awards that have been awarded to Executive by the Company (and if there be more than one such award held by Executive, by reducing the awards in the reverse order of the date of their award, with the most-recently awarded reduced first and the oldest award reduced last); and (iv) by reducing the acceleration of vesting of any stock options that are not described in (i), above.
5.    Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by the Company or any of its subsidiaries prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that, during the Employment Period and for a two-year period thereafter, he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board unless and except to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement.
6.    Noncompetition; Nonsolicitation. (a)  Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar, and during the course of his employment by the Company or any of its subsidiaries prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and that his services have been and will be of special, unique and extraordinary value to the Company.

(b)    Executive agrees that during the Employment Period and for one year thereafter in the case of Termination for Good Reason, Termination without Cause, Company Non-Renewal or Termination for Disability, or for two years thereafter in the case of termination of employment for any other reason (the “Noncompetition Period”), he shall not (directly or indirectly), in any geographic area in which the Company conducted or had plans to conduct business during the one-year period preceding the date of termination (the “Restricted Period”), perform services of the type performed by Executive on behalf of the Company during the Restricted Period, for any person, firm, corporation or enterprise engaged in any business of the type conducted or under development by the Company during the Restricted Period. Notwithstanding the foregoing, subsequent to the Employment Period, Executive may engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business activity which is not competitive with a business activity being conducted or developed by the Company at the time subsequent to the Employment Period that Executive first engages or assists in such business activity.
(c)    Executive agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly, in connection with any business to which Section 6(b) applies, call on, service, solicit or otherwise do business with any Restricted Customer. For purposes of this Section 6(c), “Restricted Customer” means any customer to which products or services of the Company are provided and with or about which Executive had contact or knowledge, in each case, during the Restricted Period.
(d)    Executive further agrees that during the Noncompetition Period, he shall not in any manner directly or indirectly induce or attempt to induce any employee, consultant or agent of the Company or any employee, consultant or agent of the Company’s subsidiaries to terminate or abandon his/her employment or engagement with the Company or any of its subsidiaries.
(e)    Nothing in this Section 6 shall prohibit Executive from, during the Employment Period or the Noncompetition Period, (i) managing and overseeing his family investments in a manner and to the extent generally consistent with Executive’s prior practice during the period he has been employed full-time with the Company, provided that he may not, through such management and oversight, directly and personally participate in any activity that would be prohibited by Sections 5 and 6 of this Agreement or (ii) being a passive owner of not more than 5% of the outstanding stock of any class of securities which are publicly-traded, so long as Executive has no active participation in the business of such publicly-traded corporation.
7.    Insurance and Indemnification. Executive shall be named as an insured and covered against the same claims and at the same level of insurance under the Directors and Officers insurance purchased by the Company for members of the Board. Executive shall be entitled to indemnification and advancement of expenses to the maximum extent permitted by law.
8.    Survival. Sections 5, 6, 7 and 16 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

9.    Notices. Any notice provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by certified mail, postage prepaid, (iii) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (iv) by facsimile or a PDF or similar attachment to an email, provided that such telecopy or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):
If to the Company:

Cellular Dynamics International, Inc.,
525 Science Drive
Madison, Wisconsin 53711
Attention:    Chairperson, Compensation Committee of the Board of Directors
Telecopy:    (___) ___- ___________
If to the Executive

[Robert Palay]
At the most recent address, e-mail address and fax number on file with the Company
10.    Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
11.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.
12.    Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.
13.    Governing Law. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Wisconsin.
14.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15.    Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
16.    Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A, and Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following Executive’s separation from service or (ii) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CELLULAR DYNAMICS INTERNATIONAL, INC.

By: Name:	__________________________
Title:	__________________________

EXECUTIVE:

________________________

EXHIBIT A
DEFINITIONS
“Cause” shall mean termination of a Executive’s employment with the Company upon, as applicable, (i) any failure of the Executive to substantially perform his or her duties with the Company (other than by reason of illness) which occurs after the Company has delivered to the Executive a demand for performance which specifically identifies the manner in which the Company believes the Executive has failed to perform his or her duties, and the Executive fails to resume performance of his or her duties on a continuous basis within fourteen (14) days after receiving such demand, (ii) such Executive’s commission of a material violation of any law or regulation applicable to the Company or a Subsidiary or the Executive’s activities in respect of the Company or a Subsidiary, (iii) such Executive’s commission of any material act of dishonesty or disloyalty involving the Company or a Subsidiary, (iv) such Executive’s chronic absence from work other than by reason of a serious health condition, (v) such Executive’s commission of a crime which substantially relates to the circumstances of his or her position with the Company or a Subsidiary or which has material adverse effect on the Company or a Subsidiary, or (vi) the willful engaging by such Executive in conduct which is demonstrably and materially injurious to the Company or a Subsidiary. “Subsidiary” shall mean any entity in which the Company owns, directly or indirectly, more than 50% of the voting interests entitled to vote in the election of directors, or any comparable governing body if the entity does not have directors.

“Change in Control” shall mean the first to occur of the following:

(1)    The acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions of Outstanding Company Common Stock and/or Outstanding Company Voting Securities shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change in Control under Subparagraph (3) hereof; or

(2)    Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a

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majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or
(3)    Consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (A) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (B) no person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, fifty percent (50%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, statutory share exchange or consolidation; or
(4)    Consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (i) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting

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power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, fifty percent (50%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such sale or other disposition of assets of the Company.
“Good Reason” shall mean any of the following actions, if taken without the express written consent of Executive: (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) requiring Executive to move his place of employment more than 50 miles from his place of employment prior to such move; or (iv) a material breach by the Company of this Agreement. Executive’s employment with the Company may be terminated for Good Reason if (i) Executive provides written notice to Company of the occurrence of the Good Reason event (as described above) within 90 days after Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Executive believes constitute Good Reason, (ii)  Company fails to correct the circumstances constituting “Good Reason” within 30 days after such notice; and (iii) Executive resigns within six months after the initial existence of such circumstances.

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